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                    KAMAN CORPORATION AND SUBSIDIARIES
             EXHIBIT 11 - EARNINGS PER COMMON SHARE COMPUTATION
                   (In thousands except per share amounts)


                                   For the Three Months  For the Six Months
                                      Ended June 30,       Ended June 30,
                                   --------------------  ------------------
                                       1998      1997       1998      1997
                                       ----      ----       ----      ----

Basic:
  Net earnings applicable to
    common stock                     $  7,617  $  5,781  $ 14,593   $    445
                                     ========  ========  ========   ========
  Weighted average number
    of common shares outstanding       23,722    18,888    23,125     18,840
                                     ========  ========  ========   ========
Net earnings per common
    share - basic                    $    .32  $    .31  $    .63   $    .02
                                     ========  ========  ========   ========


Diluted:
  Net earnings applicable
    to common stock                  $  7,617  $  5,781  $ 14,593   $    445
  Elimination of interest expense
    on 6% subordinated convertible
    debentures(net after taxes)           265       227       542          *
  Elimination of preferred stock
    dividend requirement                   --       929        --          *
                                     --------  --------  --------   --------
  Net earnings (as adjusted)         $  7,882  $  6,937  $ 15,135   $    445
                                     ========  ========  ========   ========


  Weighted average number of common
    shares outstanding                 23,722    18,888    23,125     18,840
  Weighted average shares issuable on
    conversion of 6% subordinated
    convertible debentures              1,279     1,350     1,307          *
  Weighted average shares issuable on
    conversion of Series 2
    preferred stock                        --     4,551       565          *
  Weighted average shares issuable on
    exercise of diluted stock options     298       241       289          *
                                     --------  --------  --------   --------
    Total                              25,299    25,030    25,286     18,840
                                     ========  ========  ========   ========


Net earnings per common share
    - diluted                        $    .31  $    .28  $    .60   $    .02
                                     ========  ========  ========   ========

    * Anti-dilutive and accordingly not included in the computation.

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